SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 15, 2006

Caremark Rx, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-14200	63-1151076
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

211 Commerce Street, Suite 800 Nashville, Tennessee	37201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 743-6600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition

On February 15, 2006, Caremark Rx, Inc. (the “Company”) issued the following press release disclosing material, non-public financial information concerning the Company’s quarterly and annual fiscal periods ended December 31, 2005. This press release contains certain non-GAAP financial measures as described therein.

[CAREMARK LOGO]

211 Commerce Street • Suite 800 • Nashville, Tennessee 37201 • www.caremarkrx.com • (615) 743-6600

FOR IMMEDIATE RELEASE

Contacts:

Investor Relations

Craig Hartman, 615/743-6653

News Media

Joan Gallagher, 615/743-6652

Caremark Rx, Inc. Announces Record Fourth Quarter and Full Year Results

Nashville, TN, February 15, 2006 - Caremark Rx, Inc. (NYSE: CMX) today reported diluted earnings per share of $0.64 for the fourth quarter and $2.05 for the full year 2005. Excluding integration and other related expenses in both periods and a non-operating gain resulting primarily from the sale of a retained interest in a previously disposed subsidiary and a favorable adjustment to the provision for income taxes in the fourth quarter of 2005, adjusted pro forma diluted earnings per share for the fourth quarter and full year were $0.55 and $1.97, respectively. These results represent growth of 22% compared to the fourth quarter of 2004 and 41% compared to the full year 2004, in line with Company guidance and First Call consensus estimates. For a reconciliation of reported earnings to adjusted pro forma earnings, refer to Note 3 in this press release.

Commenting on the quarter’s results, Mac Crawford, Chairman, President and Chief Executive Officer said, “2005 was a very good year, both for our clients as well as our shareholders. Caremark saw strong growth in mail penetration and generic dispensing rates during the year, helping our clients effectively manage a very important part of their healthcare costs and generating strong financial results for our shareholders.”

Fourth Quarter Operating Results

Caremark reported net revenues of $8.4 billion in the fourth quarter of 2005, an increase of 4% over the fourth quarter of 2004. During the fourth quarter of 2005, mail pharmacy revenues totaled $3.0 billion and mail claims totaled 15.0 million, increases of 30% and 20%, respectively, over the fourth quarter of 2004. Retail revenues totaled $5.3 billion and retail claims totaled 111.2 million, representing decreases of 6% and 21%, respectively, as compared to the fourth quarter of 2004. The decrease in retail claims is primarily attributed to previously disclosed terminations of retail-oriented clients.

EBITDA (earnings before interest, taxes, depreciation and amortization) for the fourth quarter of 2005, excluding integration and other related expenses and the non-operating gain described above, was $445.1 million, an increase of 15% over the fourth quarter of 2004.

Adjusted diluted earnings per share, excluding integration and other related expenses in both periods and the non-operating gain and favorable adjustment to the provision for income taxes in 2005, grew 22% to $0.55 in the fourth quarter of 2005 from $0.45 in the fourth quarter of 2004.

Full Year 2005 Operating Results

Caremark closed the acquisition of AdvancePCS on March 24, 2004. As a result, the Company’s operating results for the full year of 2004 only include the AdvancePCS operations from March 24, 2004 through

December 31, 2004. For the full year 2005, Caremark reported net revenues of $33.0 billion, an increase of $7.2 billion or 28% compared to 2004. EBITDA for 2005, excluding integration and other related expenses and the non-operating gain described above, was $1.6 billion, an increase of $450.6 million compared to 2004.

Adjusted diluted earnings per share for 2005, excluding integration and other related expenses in both periods and the non-operating gain and positive adjustment to the provision for income taxes in 2005, increased 35% to $1.97, compared to $1.46 in 2004.

Full Year 2005 Operating Results-Adjusted Pro Forma

On an adjusted pro forma basis, assuming the AdvancePCS acquisition was included in full year 2004 results, net revenues increased by 8% versus 2004. EBITDA for 2005, excluding integration and other related expenses and the non-operating gain described above, was $1.6 billion, an increase of 30% from pro forma EBITDA of $1.3 billion during 2004.

Adjusted diluted earnings per share for 2005, excluding integration and other related expenses in both periods and the non-operating gain and favorable adjustment to the provision for income taxes in 2005, were $1.97, an increase of 41% compared to $1.40 recorded in 2004 on a pro forma basis.

Balance Sheet and Cash Flow

At December 31, 2005, Caremark reported a net cash and short-term investments position of $1.5 billion, reflecting total cash and cash equivalents and short-term investments of $2.0 billion offset by senior notes totaling $450.0 million. Operating cash flow in the fourth quarter was $509.0 million compared to $486.9 million in the fourth quarter of 2004. Full year 2005 cash flow from operations totaled $1.3 billion. Capital expenditures totaled $41.2 million during the fourth quarter and $138.2 million for the full year 2005.

Share Repurchase

In November 2005, Caremark announced that its Board of Directors approved an additional $500 million in share repurchases bringing the total authorization up to $1.75 billion. Prior to the fourth quarter of 2005, the Company had repurchased 27.5 million shares at an approximate total cost of $897.0 million. During the fourth quarter of 2005, the Company repurchased 1.8 million shares at an approximate total cost of $89.7 million. Since December 31, 2005, the Company repurchased 4.7 million shares at an approximate total cost of $236.0 million. In total, the Company has repurchased 34 million shares to date at an approximate total cost of $1.22 billion, leaving approximately $528.0 million available under its authorization as of February 15, 2006.

Outlook

There are a number of factors that may affect projected 2006 results, including the timing of generic launches, the number of initial suppliers of each new generic drug as well as many aspects of the new Medicare Part D benefit.

Diluted earnings per share for 2006 are expected to be in the range of $2.25 to $2.30 including the impact of expensing stock options, a requirement under FASB 123R beginning January 1, 2006. Excluding stock option expense, the Company expects 2006 diluted earnings to be in the range of $2.33 to $2.38 per share. Previous diluted earnings guidance for 2006 issued on November 8, 2005 was $2.30 to $2.38 per share, excluding the impact of option expense.

There are several key assumptions supporting the full year 2006 earnings guidance range. Revenue growth in 2006 is projected to be in the range of 5% to 10%. Estimated stock option expense under FASB 123R is expected to be $50 to $55 million before taxes. This estimate is subject to change based on the actual number of options granted, the stock price at the time of grant, interest rates and other factors. Depreciation expense is expected to be $105 to $110 million and amortization expense is estimated to be approximately $44 million. Net interest income is estimated to be $45 to $50 million, but is subject to change based on interest rates and the timing and magnitude of cash flows. The effective tax rate is expected to be 39.5%. Assuming full dilution, the Company expects 453 to 455 million weighted average shares outstanding for 2006.

First quarter diluted earnings per share should be in the range of $0.49 to $0.50, including stock option expense. Stock option expense is estimated to be approximately $10 to $12 million before tax in the first quarter. Excluding stock option expense, diluted earnings per share would be in the range of $0.50 to $0.51 compared to $0.43 diluted earnings per share in the first quarter of 2005.

Conference Call

As previously announced, Caremark will hold a conference call to discuss fourth quarter and full year 2005 results, its 2006 outlook and the general operations of the Company. Investors and the general public can access a live webcast of the conference call through the “Investor Relations” page at www.caremarkrx.com. The call will be held Wednesday, February 15, 2006 at 10:30 a.m. Eastern Time (9:30 a.m. Central Time) and will be available for replay via the website through March 1, 2006.

Investors may also access the conference call via telephone:

Toll-Free Number: (888) 596-9623

Int’l/Local Dial-in#: (706) 634-6560

Replay Number: (800) 642-1687 or (706) 645-9291

Conference ID: 4539171

A taped replay of the call also will be available beginning at 1:30 p.m. Eastern Time on February 15, 2006, until Midnight Eastern Time on March 1, 2006, by calling the replay number listed above.

About Caremark Rx, Inc.

Caremark Rx, Inc. is a leading pharmaceutical services company, providing through its affiliates comprehensive drug benefit services to over 2,000 health plan sponsors and their plan participants throughout the U.S. The Company’s clients include corporate health plans, managed care organizations, insurance companies, unions, government agencies and other funded benefit plans. In addition, Caremark is a national provider of drug benefits to eligible beneficiaries under the Medicare Part D program. The Company operates a national retail pharmacy network with over 60,000 participating pharmacies, seven mail service pharmacies, the industry’s only FDA-regulated repackaging plant and 21 licensed specialty pharmacies for delivery of advanced medications to individuals with chronic or genetic diseases and disorders.

Additional information about Caremark Rx is available at www.caremarkrx.com

Forward-Looking Statement

This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995, and such statements are based on management’s current expectations with respect to anticipated growth prospects. Forward-looking statements in this press release include 2006 earnings per share projections, 2006 revenue growth, the anticipated impact in 2006 of the Company’s participation in the Medicare Part D program, estimated 2006 assumptions set forth in the “Outlook” section of this press release and other assumptions. Current and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, involve risks and uncertainties and that actual results may differ materially due to various factors. For example, adverse developments with respect to the Company’s operating plan and objectives, competitive developments, the success of Medicare Part D implementation, the timing and launch of new branded and generic pharmaceuticals, regulatory and legal matters, government investigations and governmental action regarding pricing and reimbursement. Additional factors can be found in our Forms 10-K, 10-Q and other SEC filings. This press release includes certain non-GAAP financial measures as defined under SEC rules. A reconciliation to the most directly comparable GAAP measures can be found in the footnotes to the tables attached to this press release.

-tables follow-

CAREMARK RX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2005	December 31, 2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,268,883	$1,078,803
Short-term investments	666,040	223,610
Short-term investments—restricted	27,500	—
Accounts receivable, net	2,074,586	1,977,557
Inventories	449,199	436,754
Deferred tax asset, net	112,586	402,698
Income taxes receivable	—	64,654
Prepaid expenses and other current assets	46,303	35,550

Total current assets	4,645,097	4,219,626

Property and equipment, net	314,959	285,214
Goodwill, net	7,131,050	6,982,551
Other intangible assets, net	731,300	782,312
Other assets	28,442	40,031

Total assets	$12,850,848	$12,309,734

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$849,358	$678,083
Claims and discounts payable	2,438,813	2,644,426
Other accrued expenses and liabilities	343,158	293,017
Income taxes payable	17,137	—
Current portion of long-term debt	63,400	148,610

Total current liabilities	3,711,866	3,764,136

Long-term debt, net of current portion	386,600	450,000
Deferred tax liability	245,389	220,141
Other long-term liabilities	326,427	335,740

Total liabilities	4,670,282	4,770,017

Commitments and contingencies

Stockholders’ equity:
Common stock	481	475
Additional paid-in capital	8,726,624	8,564,031
Unearned stock-based compensation	(7,132)	(21,783)
Treasury stock	(986,641)	(510,978)
Shares held in trust	(93,616)	(97,452)
Retained earnings (accumulated deficit)	551,447	(380,924)
Accumulated other comprehensive loss, net	(10,597)	(13,652)

Total stockholders’ equity	8,180,566	7,539,717

Total liabilities and stockholders’ equity	$12,850,848	$12,309,734

CAREMARK RX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share and per adjusted claim amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004 (a)
Net revenue	$8,367,756	$8,012,844	$32,991,251	$25,801,121

Operating expenses:
Cost of revenues (b)	7,799,461	7,498,291	30,888,945	24,192,434
Selling, general and administrative expenses	121,879	123,504	463,558	411,005
Depreciation	26,150	24,532	100,112	86,530
Amortization of intangible assets	11,725	12,082	47,258	37,288
Stock option expense	1,304	4,492	10,478	19,985
Integration and other related expenses	2,269	3,948	11,076	25,184

Operating income	404,968	345,995	1,469,824	1,028,695
Interest (income) expense, net	(7,131)	5,325	(2,953)	31,039
Non-operating gain, net	(25,688)	—	(25,688)	—

Income before provision for income taxes	437,787	340,670	1,498,465	997,656
Provision for income taxes	147,126	135,587	566,094	397,347

Net income	$290,661	$205,083	$932,371	$600,309

Average number of common shares outstanding—basic	444,700	450,378	446,865	411,175
Dilutive effect of stock options and warrants	8,913	8,602	8,872	9,121

Average number of common shares outstanding—diluted	453,613	458,980	455,737	420,296

Net income per common share—diluted	$0.64	$0.45	$2.05	$1.43

Pharmacy claims:
Mail	14,987	12,468	58,301	42,831
Retail	111,240	140,640	477,953	441,386

Total	126,227	153,108	536,254	484,217

Adjusted Claims (Note 4)	155,472	177,473	650,356	567,959

Supplemental presentation of non-GAAP financial measures:
EBITDA (Earnings before interest, taxes, depreciation and amortization) (Note 2)	$468,531	$382,609	$1,642,882	$1,152,513

EBITDA excluding integration and other related expenses and non-operating gain, net (Notes 2 and 3)	$445,112	$386,557	$1,628,270	$1,177,697

EBITDA per adjusted claim excluding integration and other related expenses and non-operating gain, net (Notes 3 and 4)	$2.86	$2.18	$2.50	$2.07

Adjusted net income per common share—diluted (Note 3)	$0.55	$0.45	$1.97	$1.46

(a)	Includes the results of operations of AdvancePCS beginning March 24, 2004.
(b)	Excludes depreciation which is presented separately.

CAREMARK RX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Twelve Months Ended December 31,
	2005	2004 (a)
Cash flows from continuing operations:
Net income	$932,371	$600,309
Adjustments to reconcile net income to net cash provided by continuing operations:
Deferred income taxes	392,746	230,246
Depreciation and amortization	147,370	123,818
Provision for doubtful accounts	26,892	23,675
Stock option expense	10,478	19,985
Non-cash interest expense	2,267	3,139
Writeoff of deferred financing costs	686	2,206
Restricted stock	371	1,183
Other non-cash expenses, net	1,848	489
Non-operating gain, net	(25,688)	—
Changes in operating assets and liabilities, net of effects of acquisitions/disposals of businesses	(183,506)	597,693

Net cash provided by continuing operations	1,305,835	1,602,743
Cash flows from investing activities:
Purchase of short-term investments	(965,389)	(228,587)
Sale of short-term investments	495,459	4,977
Acquisitions of and investments in businesses, net of cash acquired	(8,011)	(392,593)
Capital expenditures, net	(138,154)	(80,500)
Proceeds from sale of property and equipment	2,113	6,112
Proceeds from sale of investment in business	43,166	10,382
Other	(206)	—

Net cash used in investing activities	(571,022)	(680,209)
Cash flows from financing activities:
Net repayments under credit facilities	(147,000)	(98,625)
Repurchase of AdvancePCS Senior Notes	(1,678)	(206,810)
Proceeds from stock issued under equity-based compensation plans and retirement of warrant	87,270	145,119
Purchase of treasury stock	(475,663)	(482,196)
Deferred financing costs	—	(3,852)
Securities issuance costs	—	(2,527)

Net cash used in financing activities	(537,071)	(648,891)
Cash used in discontinued operations	(7,662)	(10,168)

Net increase in cash and cash equivalents	190,080	263,475
Cash and cash equivalents—beginning of period	1,078,803	815,328

Cash and cash equivalents—end of period	$1,268,883	$1,078,803

(a)	Includes the cash flows of AdvancePCS beginning March 24, 2004.

CAREMARK RX, INC. AND SUBSIDIARIES

SELECTED ADJUSTED PRO FORMA FINANCIAL AND STATISTICAL INFORMATION (a)

(In thousands, except per share and per adjusted claim amounts)

	Three Months Ended December 31,
	2005 Adjusted Pro Forma	2004 Adjusted Pro Forma	Percentage Increase (Decrease)
Financial Information
Net revenue	$8,367,756	$8,012,844	4%
Cost of revenues (b)	7,799,461	7,498,291	4%
Selling, general and administrative expenses	121,879	123,504	-1%
Stock option expense	1,304	4,492	-71%

EBITDA (c) (Notes 2 and 3)	445,112	386,557	15%
Depreciation	26,150	24,532	7%
Amortization of intangible assets	11,725	12,082	-3%

Operating income (Note 3)	407,237	349,943	16%
Interest (income) expense, net	(7,131)	5,325	N/C

Income before provision for income taxes	414,368	344,618	20%
Provision for income taxes (Note 3)	163,675	137,158	19%

Adjusted net income (Note 3)	$250,693	$207,460	21%

Average number of common shares outstanding—diluted	453,613	458,980	-1%

Adjusted net income per common share—diluted	$0.55	$0.45	22%

Claims Processed
Mail	14,987	12,468	20%
Retail	111,240	140,640	-21%

Total	126,227	153,108	-18%

Adjusted Claims (Note 4)	155,472	177,473	-12%

EBITDA per adjusted claim (Notes 2 and 4)	$2.86	$2.18	31%

	Twelve Months Ended December 31,
	2005 Adjusted Pro Forma	2004 Adjusted Pro Forma	Percentage Increase (Decrease)
Financial Information
Net revenue	$32,991,251	$30,410,924	8%
Cost of revenues (b)	30,888,945	28,653,330	8%
Selling, general and administrative expenses	463,558	472,413	-2%
Stock option expense	10,478	28,166	-63%

EBITDA (c) (Notes 2 and 3)	1,628,270	1,257,015	30%
Depreciation	100,112	96,631	4%
Amortization of intangible assets	47,258	48,331	-2%

Operating income (Note 3)	1,480,900	1,112,053	33%
Interest (income) expense, net	(2,953)	31,149	N/C

Income before provision for income taxes	1,483,853	1,080,904	37%
Provision for income taxes (Note 3)	586,122	430,252	36%

Adjusted net income (Note 3)	$897,731	$650,652	38%

Average number of common shares outstanding—diluted	455,737	464,715	-2%

Adjusted net income per common share—diluted	$1.97	$1.40	41%

Claims Processed
Mail	58,301	47,013	24%
Retail	477,953	544,859	-12%

Total	536,254	591,872	-9%

Adjusted Claims (Note 4)	650,356	683,976	-5%

EBITDA per adjusted claim (Notes 2 and 4)	$2.50	$1.84	36%

(a)	Assumes the AdvancePCS acquisition occurred on January 1, 2004. See Note 1.
(b)	Excludes depreciation which is presented separately.
(c)	Excludes integration and other related expenses and non-operating gain, net. See Note 3.

Caremark Rx, Inc.

Notes to Press Release Tables

December 31, 2005

(1) On March 24, 2004, we completed our acquisition of AdvancePCS. The results of operations and cash flows of AdvancePCS are included in the accompanying condensed consolidated statements of income and cash flows beginning March 24, 2004. To assist you in understanding the impact of the AdvancePCS acquisition, we have also included pro forma information presenting the results of operations of Caremark Rx, Inc. and AdvancePCS as if the acquisition of AdvancePCS had been completed at January 1, 2004.

The pro forma income amounts exclude integration and other related expenses incurred in connection with the AdvancePCS Acquisition (net of benefit from income taxes) of approximately $1.4 million and $2.4 million in the three months ended December 31, 2005 and 2004, respectively, and $6.7 million and $15.2 million in the years ended December 31, 2005 and 2004, respectively.

In addition, the pro forma income amounts for the three months and year ended December 31, 2005 exclude a pre-tax non-operating gain, net, of approximately $25.7 million and a positive adjustment to the provision for income taxes of approximately $25.8 million. See Note 3 below.

(2) We believe that EBITDA is a supplemental measurement tool used by analysts and investors to help evaluate a company’s overall operating performance, its ability to incur and service debt and its capacity for making capital expenditures. We use EBITDA, in addition to operating income and cash flows from operating activities, to assess our performance and believe that it is important for investors to be able to evaluate our company using the same measures used by our management. EBITDA can be reconciled to net cash provided by continuing operations, which we believe to be the most directly comparable financial measure calculated and presented in accordance with GAAP, as follows (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Net income	$290,661	$205,083	$932,371	$600,309
Depreciation	26,150	24,532	100,112	86,530
Amortization of intangible assets	11,725	12,082	47,258	37,288
Interest (income) expense, net	(7,131)	5,325	(2,953)	31,039
Provision for income taxes	147,126	135,587	566,094	397,347

EBITDA	468,531	382,609	1,642,882	1,152,513
Cash interest (payments) receipts	(4,068)	(15,357)	1,754	(38,091)
Cash tax (payments) refunds	(21,393)	(10,720)	(30,649)	19,490
Non-operating gain, net	(25,688)	—	(25,688)	—
Other non-cash expenses, net	2,536	5,915	12,697	23,863
Other changes in operating assets and liabilities, net of acquisitions/disposals of businesses	89,038	124,494	(295,161)	444,968

Net cash provided by continuing operations	$508,956	$486,941	$1,305,835	$1,602,743

EBITDA does not represent funds available for our discretionary use and is not intended to represent or to be used as a substitute for net income or cash flow from operations data as measured under GAAP. The items excluded from EBITDA are significant components of our statement of income and must be considered in performing a comprehensive assessment of our overall financial performance. EBITDA and the associated year-to-year trends should not be considered in isolation. Our calculation of EBITDA may not be consistent with calculations of EBITDA used by other companies.

(3) In the quarters ended December 31, 2005 and 2004, we incurred approximately $2.3 million and $3.9 million, respectively, of integration and other expenses related to our acquisition of AdvancePCS, and in the years ended December 31, 2005 and 2004, we incurred approximately $11.1 million and $25.2 million, respectively, of integration and other expenses related to our acquisition of AdvancePCS.

Caremark Rx, Inc.

Notes to Press Release Tables—(Continued)

December 31, 2005

In the quarter and year ended December 31, 2005, we recorded a non-operating gain, net, of approximately $25.7 million, which consists primarily of a gain on the sale of our retained interest in a previously disposed subsidiary. In addition, in the quarter and year ended December 31, 2005, we recorded a positive adjustment to the provision for income taxes of approximately $25.8 million primarily to reflect resolution of income tax uncertainties related to the conclusion of a tax audit of another former discontinued operations subsidiary that was also divested several years ago.

The analyses used by management to evaluate the performance of our business exclude integration and other related expenses, the non-operating gain, net and the positive adjustment to the provision for income taxes. However, under the SEC’s Regulation G, financial measures which exclude non-recurring expense items are non-GAAP financial measures; therefore, our presentations of amounts of EBITDA, operating income and earnings per share which exclude these integration and other related expenses, non-operating gain, net and the positive adjustment to the provision for income taxes are, likewise, non-GAAP financial measures which require reconciliation to the most directly comparable financial measure calculated and presented in accordance with GAAP. Since EBITDA is itself a non-GAAP financial measure, we direct your attention to Note 2 above for a reconciliation of EBITDA to net cash provided by continuing operations, which we believe to be the most directly comparable financial measure calculated and presented in accordance with GAAP. Our reconciliations of the financial measures presented in the attached press release which exclude integration and other related expenses, non-operating gain, net and the positive adjustment to the provision for income taxes are as follows (in thousands, except per share amounts):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
EBITDA	$468,531	$382,609	$1,642,882	$1,152,513
Integration and other related expenses	2,269	3,948	11,076	25,184
Non-operating gain, net	(25,688)	—	(25,688)	—

EBITDA excluding integration and other related expenses and non-operating gain, net	$445,112	$386,557	$1,628,270	$1,177,697

Net income	$290,661	$205,083	$932,371	$600,309
Integration and other related expenses (net of income tax benefit)	1,373	2,377	6,701	15,161
Non-operating gain, net (net of income taxes)	(15,541)	—	(15,541)	—
Positive adjustment to the provision for income taxes	(25,800)	—	(25,800)	—

Adjusted net income	$250,693	$207,460	$897,731	$615,470

Net income per common share—diluted	$0.64	$0.45	$2.05	$1.43
Integration and other related expenses per share (net of tax benefit)	—	—	0.01	0.03
Non-operating gain, net per share (net of income taxes)	(0.03)	—	(0.03)	—
Positive adjustment to the provision for income taxes per share	(0.06)	—	(0.06)	—

Adjusted net income per common share—diluted	$0.55	$0.45	$1.97	$1.46

(4) Adjusted pharmacy claims normalize the claims volume statistic for the difference in average days’ supply for mail and retail claims. Adjusted pharmacy claims are calculated by multiplying 90-day claims (the majority of total mail claims) by 3 and adding the 30-day claims (retail claims) to the product.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Caremark Rx, Inc.

By:	/s/ PETER J. CLEMENS IV
Peter J. Clemens IV Executive Vice President and Chief Financial Officer

Date: February 15, 2006